UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2018

Sport Endurance, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-161943	26-2754069
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Hudson Street, 21st Floor Jersey City, NJ	07302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 846-4280

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01	Changes in Registrant’s Certifying Accountant.

(a) Dismissal of Independent Registered Public Accountant

On July 17, 2018, the Board of Directors (the “Board”) of Sport Endurance, Inc. (the “Company”) approved the dismissal of M&K CPAS, PLLC (the “Former Auditor”) as the Company’s independent registered public accountant.

The Former Auditor's report on the financial statements for the Company’s annual report on Form 10-K for each of the years ended August 31, 2016 and August 31, 2017 was qualified as to uncertainty as a result of the Former Auditor determining that the Company had insufficient working capital thus raising substantial doubt about the Company’s ability to continue as a going concern.

The Company and the Former Auditor disagree whether the Company’s subsidiary, Yield Endurance, Inc. (“Yield”), acquired ownership of bitcoin delivered to a third party bailee (the “Disagreement”) pursuant to the Confidential BTC Lending Program Participation Agreement (the “BTC Agreement”) filed as Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on March 14, 2018 (the “March 8-K”). The Company contends that Yield acquired the bitcoin and issued the seller a $5.5 million original issue discount recourse note guaranteed by the Company. The note was filed as Exhibit 4.1 to the March 8-K. The lender caused the bitcoin to be delivered to the wallet of the Third Party Bailee, a licensed money services business. The Company and its counsel contend that this arrangement caused Yield to have constructive receipt, and therefore ownership of, the bitcoin. The Note Purchase Agreement, attached as Exhibit 10.1 to the March 8-K provides that “[b]y the delivery of the [bitcoin] to the Company or the [third party bailee], the [seller] shall vest good, valid and marketable title to the [bitcoin] in and to the Company, which shall have the power to convey title pursuant to the [BTC Agreement].” The Former Auditor contends that Yield never acquired ownership due to the fact that it did not have actual possession of the bitcoin for one second in Yield’s wallet; which was valued by the Company at $4,490,270 as of May 31, 2018. The Former Auditor also contends that the Company’s recognition of $10,870 in revenues during the three-month period ended May 31, 2018 from the loaning of bitcoin not controlled by the Company to closely affiliated and/or related parties providing the Company with interest income from this loan was also not appropriate. The Board has discussed the Disagreement with the Former Auditor and was unable to resolve the Disagreement with the Former Auditor. The Company authorizes the Former Auditor to respond fully to the inquiries of RBSM, as defined below, concerning the subject matter of the Disagreement.

Apart from the information provided in this Form 8-K there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), during the Company's two most recent fiscal years and through the date of the Former Auditor’s dismissal.

The Company has provided the Former Auditor with a copy of this Form 8-K and requested that the Former Auditor provide the Company with a letter addressed to the Securities and Exchange Commission stating whether or not the Former Auditor agrees with the above disclosures. A copy of the Former Auditor’s letter, dated July 23, 2018, is attached as Exhibit 16.1 to this Form 8-K.

(b) Newly Appointed Independent Registered Public Accountant

On July 17, 2018 the Company appointed RBSM LLP (“RBSM”) as the Company’s independent registered public accounting firm to perform independent audit and review services beginning with the fiscal quarter ended May 31, 2018. During the Company’s fiscal years ended August 31, 2016 and 2017, and through July 12, 2018, neither the Company, nor anyone on its behalf, consulted RBSM regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the financial statements of the Company, in any case where a written report or oral advice was provided to the Company by RBSM that RBSM concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). The Company notified RBSM of the Disagreement on July 13, 2018, prior to RBSM agreeing to perform independent audit and review services for the Company, in order to enable RBSM to make an informed decision regarding the Company’s engagement of RBSM for independent audit services. The appointment of RBSM was approved by the Board.

Prior to contacting RBSM, the Company solicited another independent registered public accounting firm (the “Third Party Firm”) to perform independent audit services for the Company who was not willing to engage the Company to perform independent audit services. The Third Party Firm did not provide the Company with a reason for declining the engagement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

16.1	Former Auditor Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORT ENDURANCE, INC.

Date: July 23, 2018	By:	/s/ /s/ David Lelong
Name: David Lelong
Title: Chief Executive Officer